Exhibit 14

CODE OF

BUSINESS CONDUCT

2003

INTRODUCTION

It always has been and continues to be the intent of CONSOL Energy Inc. and its subsidiary companies that their Board of Directors and employees maintain the highest ethical standards in their conduct of CONSOL affairs. The essence of this Code of Business Conduct, which has been adopted by each CONSOL Energy company, is that each director and employee will conduct all CONSOL business with integrity, in compliance with applicable laws, and in a manner that excludes considerations of personal advantage. If directors or employees have any questions regarding acceptable conduct or interpretation of this Code, it is their responsibility to seek clarification from their line management or, if necessary, from CONSOL Energy Inc. Legal, Safety & HR Department or Internal Auditing management.

The term “CONSOL” as used herein refers to the CONSOL Energy Group as a whole or each respective CONSOL Energy Company, as appropriate.

PAYMENTS BY CONSOL COMPANIES

A.	GIFTS, FAVORS, AND ENTERTAINMENT

Gifts, favors, and entertainment may be given others at CONSOL expense only if they meet all of the following criteria:

•	They are consistent with customary business practices,

•	They are not excessive in value and cannot be construed as a bribe or pay-off,

•	They are not in contravention of applicable law or ethical standards, and

•	Public disclosure of the facts will embarrass neither CONSOL nor the employee.

RECORDS AND DOCUMENTATION

Accounting records and supporting documentation reflecting gifts, favors, and entertainment to others must be accurately stated, including appropriate, clear, descriptive text. Departments are encouraged to establish policies and procedures for approval in advance of gifts, favors, or entertainment of unusual monetary value (U.S. tax law limits the deduction for business gifts per recipient per year).

FOREIGN EXPEDITING PAYMENTS

Payments to Government personnel to facilitate the rendition of services are discouraged. However, CONSOL does not prohibit customary expediting payments, properly recorded in CONSOL’s books, which are not excessive in amount when:

•	The making of such payments is an established and well-recognized practice in the area;

•	The action to be facilitated by the payment is essentially of an administrative nature (such as obtaining customs clearances, visas, and work permits) to which a CONSOL company is clearly entitled;

•	The payment does not violate the provisions of the U.S. Foreign Corrupt Practices Act which prohibits direct or indirect gifts or payments to foreign government officials for the purpose of securing business; and

•	The payment does not violate applicable laws of any country.

The form or manner of payment is irrelevant in determining whether a payment is permissible.

Payments may not be made to expedite (1) any decision by government personnel whether, or on what terms, to award new business to or to continue business with any particular party, or (2) any action taken by government personnel involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

In case of doubt as to the legality of any payment, gift, favor, or entertainment proposed to be given by or on behalf of a CONSOL company, a CONSOL Energy Inc. Legal Department representative should be consulted in advance of commitment.

B. PAYMENTS RELATED TO SALES

In connection with sales by a CONSOL company, commissions, rebates, discounts, credits, and allowances should be paid or granted only by the company on whose books the related sale is recorded, and such payments must:

•	Bear a reasonable relationship to the value of goods delivered or services rendered,

•	Be by check or bank transfer to the specific business entity with whom the written agreement is made or to whom the original related sales invoice was issued-not to individual officers, employees or agents of such entity, or to a related business entity.

•	Be made only in the country of the entity’s place of business, and

•	Be supported by documentation that is complete and that clearly defines the nature and purpose of the transaction.

Agreements for a CONSOL company to pay commissions, rebates, credits, discounts, or allowances must be by written agreement and be supported by an explanatory memorandum for file prepared by the approving department and reviewed by the CONSOL Energy Inc. Legal Department.

The intent of the policy guidelines applicable to the payment or granting of commissions, rebates, discounts, credits and allowances in connection with sales by CONSOL companies is to avoid illegal or unethical payments, or establishing an environment where these may inadvertently be made. The business world is complex, however, and there may be unusual situations in apparent conflict with one or more of the policy guidelines, which situations are nevertheless acceptable business practice and warrant an exception. Any such exceptions, including those arising outside the United States and its territories, should be reviewed with the CONSOL Energy Inc. Treasury and Legal Departments. In all cases, however, CONSOL Energy Inc. Internal Auditing must be informed in advance. There must be no falsification, misrepresentation, or deliberate overbilling reflected in any document (including invoices, consular documents, letter of credits, etc.) involved in the transaction. This includes suppression or omission of documents or of information in the documents, or deliberate misdirection of documents.

When a CONSOL company is requested to pay a commission, credit, rebate, or other obligation to a third party, or to the payee or his/her bank in a country other than such person’s place of business, or in an unusual currency, the payment may be made only if, in addition to satisfying the requirements stated above, the following criteria are met:

•	Nothing in our dealings with the payee indicates that there are tax or exchange control law violations or other illegal purposes involved.

•	The payee must submit a written request from a properly authorized officer of the business entity specifying the manner and place of payment.

•	It is not illegal for a CONSOL company as supplier or payer to make such payments. Information on CONSOL’s liability should be obtained, e.g., from banks. Where information is not otherwise available, the CONSOL Energy Inc. Legal Department will, upon request, contact local counsel to ascertain ground rules applicable to the situation.

Such exceptions should be rare.

C. PAYMENTS RELATED TO PURCHASES

In connection with CONSOL purchases of goods and services, including commissions related thereto, payments should be made only in the country of the seller’s or provider’s place of business or in the country in which the product was delivered or service rendered. All such payments shall be consistent with corporate and trade practice.

Payments for goods and services purchased by a CONSOL company are subject to the same considerations noted above in the procedures with respect to payment of commissions, etc., in connection with sales by a CONSOL company. Services of consultants and agents other than sales agents shall in addition, is subject to the policy on payments related to sales. However, payments for goods and services made in the country in which the product was delivered or service rendered by the vendor are not, per se, considered subject to special review or a requirement for a written request for payment from an officer of the payee unless circumstances suggest the manner of payment might be illegal or unethical.

GIFTS RECEIVED

Directors or employees shall neither seek nor accept for themselves or others any gifts, favors, or entertainment without a legitimate business purpose, nor seek or accept loans (other than conventional loans at market rates from lending institutions) from any person or business organization that does or seeks to do business with, or is a competitor of, CONSOL. In the application of this policy:

•	Directors or employees may accept for themselves and members of their families common courtesies usually associated with customary business practices.

•	An especially strict standard is expected with respect to gifts, services, discounts, entertainment, or considerations of any kind from suppliers.

•	It is never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount.

In certain situations, refusal of personal gifts, favors, or entertainment with a value substantially in excess of customary business practices in the United States can result in awkward business situations. The propriety of directors or employees accepting such favors or entertainment or keeping such valuable gifts for personal use versus turning them over to CONSOL, donating them to a charity or other disposition should be discussed in each case with the employee’s management and documented.

CONFLICTS OF INTEREST

Employees shall avoid any situation that involves or may involve a conflict between their personal interests and CONSOL’s interests. As in all other facets of their duties, employees dealing with customers, suppliers, contractors, competitors or any persons doing or seeking to do business with CONSOL are to act in the best interests of CONSOL to the exclusion of considerations of personal preference or advantage. Each employee shall make prompt and full disclosure in writing to his department management of a prospective situation that may involve a conflict of interest. This includes:

•	Ownership by an employee or, to the employee’s knowledge, by a member of the employee’s family of a significant financial interest * in any outside enterprise which does or seeks to do business with or is a competitor of CONSOL.

*	As a minimum standard, a “significant” financial interest is a direct or indirect aggregate interest of an employee and family members of more than:
(a)	1 percent of any class of the outstanding securities of a firm or corporation,

•	Serving as a director, officer, partner, consultant, or in a managerial position with, or employment in a technical capacity by, any outside enterprise which does or is seeking to do business with or is a competitor of CONSOL.

•	Acting as broker, finder, go-between, or otherwise for the benefit of a third party in transactions involving or potentially involving CONSOL or its interests.

•	Any other arrangement or circumstances, including family or other personal relationships which might dissuade the employee from acting in the best interest of CONSOL.

All information disclosed to management as required by this policy shall be treated confidentially, except to the extent necessary to protect CONSOL’s interests.

The key to review of potential conflicts is whether the employee’s duties for CONSOL, or those of his subordinates, require making decisions that could be influenced by the interest reported. Other considerations include, but are not limited to whether or not:

•	The outside interest does business or competes with the employee’s department, division, or site.

•	The employee has an active, managerial, or decision-making role in the outside interest.

•	The employee has access to CONSOL information potentially useful to the outside interest.

•	Public disclosure of the facts will embarrass CONSOL.

Conflicts of interest involving real estate, coal, oil and gas leases, and mineral interests are particularly sensitive. All employees are prohibited from competing with CONSOL in its real estate acquisition or exploration activities, or using CONSOL information or equipment to enable them to profit, either directly or indirectly, through the acquisition of mineral leases, royalty or mineral interests, or real property for the purpose of obtaining royalty or mineral interests.

SERVICE IN OUTSIDE ORGANIZATIONS

Employees contemplating service as a director of a bank or other financial institution should first consult with the CONSOL Energy Inc. Legal Department to allow prior consideration of whether such board service could adversely affect the relationship of CONSOL or its owners with that institution or with any other financial institution in the community. In addition, employees should not accept a directorship with any corporation which is a significant business nationally or internationally (or significant locally in an area where CONSOL or any of its owners is a major employer) without the prior specific approval of the General Counsel of CONSOL Energy Inc. who will consult with line management as appropriate.

CONFIDENTIAL OR PROPRIETARY INFORMATION

Directors or employees shall not:

•	Give or release, without proper authority, to anyone not employed by CONSOL, or to another employee who has no need for information, data or information of a confidential nature obtained while in CONSOL’s employment. This information includes but is not limited to materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of CONSOL.

•	Use nonpublic information obtained while in CONSOL employment (including information about customers, suppliers, or competitors) for the profit of the director, employee or other person or company. This includes, but is not limited to, taking advantage of such information by (1) trading or providing information for others to trade in securities, (2) acquiring a real estate interest of any kind, including but not limited to plant or office sites or adjacent properties, (3) acquiring (or acquiring options to obtain) interests in coal, oil and gas leases, royalties, minerals, or real property for the purpose of obtaining mineral or royalty interests, or any interest in coal, oil or gas production or profits from the same, or (4) retaining CONSOL documents or using for any purpose or revealing to anyone else CONSOL business practices, confidential information or trade secrets during or after leaving CONSOL employment.

(b)	10 percent interest in a partnership or association, or
(c)	5 percent of the total assets or gross income of such employee.

In questions of conflict of interest, the term “family” should be interpreted broadly.

Employees shall, upon termination, return to CONSOL all memoranda, books, papers, plans, information, letters and other data, including electronic files, and all copies thereof or therefrom, which in any way relate to the business of CONSOL, except that directors or employees may retain personal notes, notebooks and diaries.

Improper use of sensitive inside information can be significantly inhibited by careful control and restriction of access to such information. Employees who handle particularly sensitive inside information, and who may not have the background to understand the legal and corporate implications of the misuse of such information, should be periodically advised of corporate policy and the severe legal penalties that can be associated with misuse of inside information. It is important to remember that these obligations continue even though a person is no longer employed by CONSOL.

INSIDER TRADING

If any director or employee has material nonpublic information relating to CONSOL, neither that person nor any related person may buy or sell securities of CONSOL Energy Inc. or engage in any other action to take advantage of, or pass on to others, that information, including information relating to other companies, including CONSOL’s customers or suppliers, obtained in the course of employment. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve CONSOL’s reputation for adhering to the highest standards of conduct. Directors and employees should refer to the Statement of Policy on Securities Trades by CONSOL Coal Group Employees for further information.

DISCLOSURE REQUIREMENTS

It is CONSOL’s policy that all disclosures made by CONSOL in its filings with the Securities and Exchange Commission and to its security holders and the investment community should be accurate, complete, understandable to the reader and fairly present CONSOL’s financial and business condition and results of operations in all material respects. All such filings should be made on a timely basis as required by applicable laws and the requirements of any exchange on which CONSOL’s securities are listed or traded. It is the duty and responsibility of CONSOL’s Chief Executive Officer and the Chief Financial Officer to carry out this policy.

ELECTRONIC INFORMATION

CONSOL data transmitted and/or stored electronically are assets requiring unique protection. Standards for Electronic Information Security have been adopted and are available through line management or CONSOL Energy Inc. Information Systems & Technology Department. Each data user throughout CONSOL is responsible for compliance with the standards and related procedures. Additionally, employees are required by law to read and comply with the license agreements associated with the computer software they acquire.

COMPLIANCE WITH THE LAW

A. ANTITRUST LAWS

CONSOL’s activities are subject to federal and state antitrust laws. In general, those laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products. Care must be exercised to ensure that any activities with representatives of other companies are not viewed as a violation of any antitrust law. Actions taken by a CONSOL company without cooperation of competitors may also be illegal if they are intended to or tend to create monopoly power. Because of the complexity of antitrust laws, the advice of the CONSOL Energy Inc. Legal Department should be sought on all questions regarding this subject.

B. ANTIBOYCOTT LAWS

Antiboycott laws prohibit participation in, or cooperation with, international boycotts which U.S. law does not sanction. For example, it is a violation of U.S. law to refrain from doing business with boycotted countries or blacklisted persons, or to furnish information about business relationships of a U.S.

person with such countries or persons. The mere receipt of a request to engage in any such boycotting activity becomes a reportable event by law. Such requests should be brought to the attention of the CONSOL Energy Inc. Legal Department.

C. ENVIRONMENTAL AND SAFETY AND HEALTH LAWS

It is CONSOL’s policy to conduct all operations in such a manner as to protect and preserve the environment and the health and safety of employees. To that end, CONSOL’s policy is that all operations shall be conducted in full compliance with all applicable state and federal environmental and health and safety laws and regulations. These laws and regulations affect work practices at all CONSOL Company sites and the impact of our operations on the air, land and water. We must each be scrupulous in our observance of applicable laws and regulations to avoid risks to the health and safety of employees and to the environment. The advice of line and staff specialists in these areas should be utilized as needed.

D. EQUAL EMPLOYMENT OPPORTUNITY

It is CONSOL’s policy to provide equal opportunity for all qualified persons without regard to race, color, religion, age, sex, handicap, disability, marital status, national origin, or veteran status. This applies to, but is not limited to hiring, placement, upgrading, demotion, transfers, recruitment or recruitment advertising, layoff or termination, rate of pay or other forms of compensation, selection for training, and all other aspects of employment. Management will not tolerate the harassment or abuse, including sexual harassment, of any of its employees. Additionally management will not condone affronts to the dignity of any employee, male or female, whether under the guise of initiating new employees to the workforce or otherwise.

It is everyone’s responsibility to maintain a proper workplace for all employees. If you have any questions or concerns in the area of equal employment opportunity, please bring them to the immediate attention of your supervisor.

POLITICAL CONTRIBUTIONS

Directors and employees shall not make a contribution of any CONSOL company funds, property or services to any political party or committee, domestic or foreign, or to any candidate for or holder of any office of any government —national, state, local, or foreign. This policy does not preclude (1) the operation of a political action committee under applicable laws (2) Company contributions, where lawful, to support or oppose public referenda or similar ballot issues, or (3) political contributions, where lawful and reviewed in advance by the CONSOL Energy Inc. Vice President–Government Affairs and approved in writing by the President and CEO of CONSOL Energy Inc. who will advise the appropriate Boards of Directors. No direct or indirect pressure in any form is to be directed toward directors or employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual.

This policy should not affect the rights of directors, officers, employees, and agents of CONSOL to make personal political contributions to the party, committee, or candidate of their choice as long as the donation is derived exclusively from that individual’s personal funds or time and in no way was compensated directly or indirectly by any CONSOL company.

TRAVEL AND ENTERTAINMENT

Travel and entertainment should be consistent with the needs of the business. Employees are expected to exercise good judgement, travel on CONSOL business in a cost-efficient manner, adhere to normal safety requirements, and promptly report the expenditures incurred. CONSOL’s intent is that an employee neither loses nor gains financially as a result of business travel and entertainment. Detailed instructions related to business travel are documented in the Travel and Entertainment Expense Policy and Procedures Manual.

Employees who approve travel and entertainment expense reports are responsible for the propriety and reasonableness of expenditures, for ensuring that expense reports are submitted promptly, and that receipts and explanations properly support reported expenses.

ACCOUNTING STANDARDS AND DOCUMENTATION

All accounts and records shall be documented in a manner that:

•	Clearly describes and identifies the true nature of business transactions, assets, liabilities, or equity, and

•	Properly and timely classifies and records entries on the books of account in conformity with generally accepted accounting principles.

No record, entry, or document shall be false, distorted, misleading, misdirected, deliberately incomplete, or suppressed.

CONSOL has established internal control standards and procedures to ensure that assets are protected and properly used and that financial reports are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls.

Improper accounting and documentation are not only contrary to CONSOL policy but also may be in violation of the accounting provisions of the U.S. Foreign Corrupt Practices Act of 1977 or other laws or regulations, potentially involving personal liability, both civil and criminal, as well as sanctions against CONSOL.

ANNUAL REPORTING

CONSOL conducts an annual review of director and employee compliance with the Code of Business Conduct by surveying directors, management personnel and other employees who have significant influence or approval authorization over the areas included in the Code, or who have access to significant confidential or proprietary information.

Annually CONSOL Energy Inc. Internal Auditing conducts an independent review of CONSOL’s survey process. The results of this review are included in the Annual Internal Control Evaluation presented by CONSOL Energy Inc. Internal Auditing to the CONSOL Energy Inc. Audit Committee.

COMPLIANCE

CONSOL directors and employees are expected to comply with the Code of Business Conduct and underlying policies and procedures. Strict adherence to these standards will protect the CONSOL companies and their employees from criticism, litigation or embarrassment that might result from alleged or real conflicts of interest or unethical practices. Violations of CONSOL ethical standards are grounds for disciplinary action up to and including discharge and possible legal prosecution. Failure to cooperate with CONSOL Energy Inc. Internal Auditing or authorized outside auditors shall be considered a violation of this policy.

Directors and employees should report apparent violations of the Code of Business Conduct through their line organization or, if they prefer, directly to CONSOL Energy Inc.’s Internal Auditing management by writing “Internal Auditing, Consol Plaza, 1800 Washington Road, Pittsburgh, PA 15241-1421” or by calling 412-831-4657. Every effort will be made to protect the identity of the employee, or an employee may elect to report anonymously.